Press Release #201502	FOR IMMEDIATE RELEASE	January 30, 2015

Enertopia Closes First Tranche of Financing

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCBB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce it has closed the first tranche of CAD$99,900 for its Private Placement announced on November 5, 2014. Enertopia will be issuing 1,665,000 common shares at CAD$0.06 and 1,665,000 whole warrants that expire on January 30, 2018 with an exercise price of US$0.10 during the first 24 months and US$0.15 after 24 months until they expire on January 30, 2018.

A cash finder’s fee for $7,358.40 and 122,640 full broker warrants that expire on January 30, 2018 with the same exercise terms as noted above was paid to arm’s length party.

All issued shares will be subject to a hold period, for any resale into the United States under Rule 144, of six months and one day. Proceeds of the Private Placement will be used for general working capital, for corporate opportunities in the Medical Marihuana and health and wellness industries. The Private Placement will be subject to normal regulatory approvals.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its medical marihuana projects, evaluation of clean energy projects, oil & gas projects, , competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the funds raised will have any positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release